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                                                                    Exhibit 99.1

Careside Reports Year-End Sales and Placements

CULVER CITY, Calif., Feb. 26, 2002 (PRIMEZONE) -- Careside, Inc. (AMEX:CSA - news), a provider of point-of-care blood analysis instrumentation and records management, today announced its sales results for the fourth quarter and the year ended December 31, 2001. During the quarter, Careside recorded total revenues of $344,000, bringing total revenue for 2001 to just over $1.0 million. Full financial results for the quarter and year ended December 31, 2001 will be available in late March following completion of the audit of Careside's results. At that time, a full earnings release and conference call will be scheduled.

At December 31, Careside had sold 57 CARESIDE Analyzers, installed an additional 8 units which it had not invoiced, and had firm purchase orders for an additional 12 units. By the close of January 2002, Careside's total sales were 73 units, with an additional 9 units installed but not invoiced and its purchase order backlog was 8 units.

"Our sales reflect an increasing market acceptance of our products. We have achieved these results without completing the training of all of our distributor representatives. We expect to complete this training by the middle of 2002, which should drive more sales in the third and fourth quarters of this year," said Careside Chairman and CEO W. Vickery Stoughton.

Careside reported in its most recent Form 10-Q that it had sufficient liquidity and capital resources to take it into the first quarter of 2002. Careside has been working diligently to secure additional financing but has not closed on any financing at this time. While Careside expects to complete a financing in early March, it cannot report at this time that this financing is assured and the company must complete a financing in the near future to sustain its operations. Careside's audit report will continue to be qualified with a going concern opinion for the year 2001 as a result of its cash position at December 31, 2001. Careside has been fortunate to receive bridge loans that have provided recent financing sufficient for the company's immediate needs pending the close of the next financing. "We have also taken steps to reduce our monthly expenditures in various categories by up to 20%," said Mr. Stoughton. "We expect our lower expenditure level to help the next financing last longer, which will provide more time for the company to demonstrate deeper market acceptance of our product."

"Careside has also taken steps to add a second source of supply for the CARESIDE Analyzer. We have negotiated a supply agreement with Peak Industries, Inc. of Boulder, Colorado to insure we will have sufficient supply to meet expected sales demand," continued Mr. Stoughton. "And we are now implementing the incremental phases of our marketing plan. With manufacturing and supply in place for increasing demand, our sales staff becoming more experienced in selling our devices, and the valuable insight our distribution partners have already brought, we look for the remainder of 2002 to be exciting."

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About Careside

Careside, Inc. markets a proprietary blood testing system including its CARESIDE Analyzer, a companion hematology system called the H-2000 Hematology Analyzer, and its CARESIDE Connect record management system linking the two devices into customers' laboratory or patient information systems. The CARESIDE Analyzer provides a cost-effective and efficient means of measuring blood chemistry, electrochemistry, and coagulation function at the patient's point of care by producing accurate test results within 15 minutes.

Safe Harbor: Statements in this press release regarding Careside Inc. which are not historical facts, including statements regarding sales results in 2002 and financings, are forward-looking statements that involve risks and uncertainties. Key factors which may impact these statements include the ability of the Company to obtain financing on terms deemed acceptable to it under the circumstances, product acceptance in the market, regulatory and other forces within the health care market, the conformity to specifications of products manufactured for us, and other challenges inherent in sales, marketing and manufacturing, and the other factors discussed in the Company's prospectus that was effective in December 2001. The Company undertakes no obligation to update forward-looking statements. Please see the risk factors listed from time to time in the Company's prospectus and reports on file with the SEC.


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Contact:
      Careside, Inc.
      Jim Koch, CFO
      (310) 338-6767

      Allen & Caron Inc
      Investors/Financial Media:
      Jill Cieslak
      (949) 474-4300
      jill@allencaron.com

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